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                                                                    EXHIBIT 23.3

           Independent Auditors' Report on Schedule and Consent

The Board of Directors
Assisted Living Concepts, Inc.:

   The audits referred to in our report dated March 29, 2000, included the related financial statement schedule as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

   We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" and "Selected Financial and Other Data" in the prospectus.

                                          /s/ KPMG LLP

Portland, Oregon

April 20, 2000